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                                                                        PRIMEX
                                                            10101 9th Street N
                                                      St. Petersburg, FL 33716
INVESTOR RELATIONS:

Gail Wilson, (727) 578-8144, (727) 578-8176 FAX
                 gswilson@stp.primextech.com.

                                 PRESS RELEASE

          PRIMEX TECHNOLOGIES, INC. SHAREHOLDERS APPROVE ACQUISITION
                             BY GENERAL DYNAMICS

St. Petersburg, FL, January 24, 2001 - Shareholders of Primex Technologies, Inc. (NASDAQ:PRMX) today overwhelmingly approved the company's proposed acquisition by General Dynamics (NYSE: GD), at a special shareholder's meeting in St. Petersburg, Fla. The companies announced the proposed transaction on November 9, 2000. General Dynamics will acquire the outstanding shares of Primex Technologies for a cash purchase price of $32.10 per share. The transaction is expected to close on January 26, 2001.

Shareholders of Primex Technologies approved the agreement by a more than two-thirds majority of the company's outstanding shares. Of those present for the vote and those who cast their vote by Proxy, 97.9% endorsed General Dynamic's acquisition offer of the company.

Following the closing, Primex Technologies will be known as General Dynamics Ordnance and Tactical Systems, a business unit within General Dynamics' Combat Systems Group.

Primex Technologies, Inc., headquartered in St. Petersburg, Florida, provides a variety of munitions, propellants, satellite propulsion systems and electronics products to the U.S government and its allies, as well as domestic and international industrial customers. The company has 2,850 employees. Primex's 2000 revenues are estimated at $530 million, with net income estimated at $25 million. More information about Primex is available at www.primextech.com.

General Dynamics, headquartered in Falls Church, Virginia, employs approximately 44,000 people and has annualized sales of approximately $10 billion. The company has leading market positions in business aviation, information systems, shipbuilding and marine systems, and combat systems. More information about the company is available at www.generaldynamics.com.